Exhibit 99.1

Gaming Partners International Corporation Announces Appointment of Martin Berkowitz as Interim Chief Administrative Officer

Las Vegas, NV (PR Newswire) (May 15, 2013) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading provider of casino currency and table game products worldwide, announced today that its Board of Directors has appointed Martin A. Berkowitz, a Director of the Company, as interim Chief Administrative Officer, effective immediately.

Mr. Berkowitz will join the Company’s executive staff on an interim basis. The following departments will report to him: Finance, Legal, Human Resources and Information Technology departments. Mr. Berkowitz will remain a member of the Company’s Board of Directors.

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPI provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino chips and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations that are inherently subject to known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2012, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For Further Information Contact:

Gregory S. Gronau, President and Chief Executive Officer

PH: 702.384.2425

FX: 702.384.1965